UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ClubCorp Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

18948M108

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA Investment, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 32,768,922

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 32,768,922

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8% †

12.	Type of Reporting Person (See Instructions): OO

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA Holdings I, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 32,768,922*

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 32,768,922*

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): OO

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore CCA Investment, LLC (“Fillmore”).

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA Supplemental TE (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA TE (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA TE-A (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners II FF, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners Supplemental II, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA 2010 Co-Invest 2, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA 2010 Co-Invest, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA Co-Invest 2, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA Co-Invest, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): PN

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners II GP, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): OO

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners Supplemental II GP, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): OO

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners II Co-Invest GP, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 32,768,922*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 32,768,922*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,768,922*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 50.8%* †

12.	Type of Reporting Person (See Instructions): OO

*      Represents the aggregate number of shares of Common Stock of the Issuer held by Fillmore.

†      The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014.

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of common stock, par value $0.01 per share (“Common Stock”), of ClubCorp Holdings, Inc. (the “Issuer”).

Item 1. (a).	Name of Issuer ClubCorp Holdings, Inc.
(b).	Address of Issuer’s Principal Executive Offices: 3030 LBJ Freeway, Suite 600 Dallas, Texas 75234 (972) 243-6191

Item 2(a).

Name of Person Filing
Fillmore CCA Investment, LLC

Fillmore CCA Holdings I, LLC

Fillmore CCA (Alternative), L.P.

Fillmore CCA Supplemental TE (Alternative), L.P.

Filmore CCA TE (Alternative), L.P.

Fillmore CCA TE-A (Alternative), L.P.

KSL Capital Partners II FF, L.P.

KSL Capital Partners Supplemental II, L.P.

KSL CCA 2010 Co-Invest 2, L.P.

KSL CCA 2010 Co-Invest, L.P.

KSL CCA Co-Invest 2, L.P.

KSL CCA Co-Invest, L.P.

KSL Capital Partners II GP, LLC

KSL Capital Partners Supplemental II GP, LLC

KSL Capital Partners II Co-Invest GP, LLC

Item 2(b).	Address of Principal Business Office The principal business office for all persons filing is: c/o KSL Capital Partners, LLC 100 Fillmore Street, Suite 600 Denver, CO 80206
Item 2(c).	Citizenship See Item 4 of each cover page.
Item 2(d).	Title of Class of Securities: Common Stock, par value $0.01 per share.
Item 2(e).	CUSIP Number: 18948M108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not Applicable.

Item 4.	Ownership.

(a)

Amount beneficially owned:

Fillmore CCA Investment, LLC (“Fillmore”) is a limited liability company incorporated under the laws of Delaware, the equity interests of which are held by a private investor group.  Fillmore holds 32,768,922 shares of Common Stock of the Issuer, or 50.8% of the outstanding shares of Common Stock of the Issuer based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014, as reported in the Issuer’s Form 10-Q for the quarterly period ended September 9, 2014 filed with the Securities and Exchange Commission.

Fillmore CCA Holdings I, LLC (“Holdings I”) beneficially owns shares of stock indirectly through Fillmore. The members of Holdings I are Fillmore CCA (Alternative), L.P., Fillmore CCA Supplemental TE (Alternative), L.P., Fillmore CCA TE (Alternative), L.P., Fillmore CCA TE-A (Alternative), L.P., KSL Capital Partners II FF, L.P., KSL Capital Partners Supplemental II, L.P., KSL CCA 2010 Co-Invest 2, L.P., KSL CCA 2010 Co-Invest, L.P., KSL CCA Co-Invest 2, L.P. and KSL CCA Co-Invest, L.P (collectively, the “KSL Investors”). KSL Capital Partners II GP, LLC is the sole general partner of Fillmore CCA (Alternative), L.P., Fillmore CCA TE (Alternative), L.P., Fillmore CCA TE-A (Alternative), L.P. and KSL Capital Partners II FF, L.P. KSL Capital Partners Supplemental II GP, LLC is the sole general partner of Fillmore CCA Supplemental TE (Alternative), L.P. and KSL Capital Partners Supplemental II, L.P.  KSL Capital Partners II Co-Invest GP, LLC is the sole general partner of KSL CCA 2010 Co-Invest 2, L.P., KSL CCA 2010 Co-Invest, L.P., KSL CCA Co-Invest 2, L.P. and KSL CCA Co-Invest, L.P.  The investment decisions of each of KSL Capital Partners II GP, LLC, KSL Capital Partners Supplemental II GP, LLC and KSL Capital Partners II Co-Invest GP, LLC (collectively, the “KSL General Partners”, and together with the KSL Investors, the “KSL Funds”) regarding the shares are made by its respective special investment committee. The special investment committee of each of the KSL General Partners consists of Eric C. Resnick, Michael S. Shannon and Steven S. Siegel. Each of the Reporting Persons and the members of the special investment committee of each of the KSL General Partners may be deemed to beneficially own the Common Stock beneficially owned by Holdings I, but neither the filing of this Amendment No. 1 to Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than Fillmore) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Each of the members of the special investment committee of each of the KSL General Partners disclaim beneficial ownership of any shares of Common Stock.

Based on the ownership of outstanding capital of Fillmore and Holdings I specified above, the following shares of Common Stock held by Fillmore would be attributable to each of the following Reporting Persons:

Reporting Person	Shares Attributable	Percent(*)
Fillmore CCA Investment, LLC	32,768,922	50.8%
Fillmore CCA Holdings I, LLC	32,768,922	50.8%
KSL Capital Partners II Co-Invest GP, LLC	17,196,017	26.7%
KSL CCA 2010 Co-Invest, L.P.	12,034,483	18.7%
KSL Capital Partners II GP, LLC	10,354,838	16.1%
KSL Capital Partners Supplemental II GP, LLC	5,218,067	8.1%
Filmore CCA TE-A (Alternative), L.P.	4,173,105	6.5%
Fillmore CCA TE (Alternative), L.P.	4,122,362	6.4%
Fillmore CCA Supplemental TE (Alternative), L.P.	3,026,190	4.7%
KSL Capital Partners Supplemental II LP	2,191,877	3.4%
KSL CCA Co-Invest LP	2,014,754	3.1%
KSL CCA 2010 Co-Invest 2, L.P.	1,938,238	3.0%
Fillmore CCA (Alternative), L.P.	1,660,014	2.6%
KSL CCA Co-Invest 2 LP	1,208,541	1.9%
KSL Capital Partners II FF LP	399,356	(**)

(*) The calculation of the foregoing percentage is based on 64,443,332 shares of Common Stock of the Issuer outstanding as of October 9, 2014. (**) Less than 1%.

(b)	Percent of class: See Item 11 of each cover page, which is based upon Item 9 of each cover page. See also Item 4(a) above.
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See Item 5 of each cover page. See also Item 4(a) above.
	(ii)	Shared power to vote or to direct the vote See Item 6 of each cover page. See also Item 4(a) above.
	(iii)	Sole power to dispose or to direct the disposition of See Item 7 of each cover page. See also Item 4(a) above.
	(iv)	Shared power to dispose or to direct the disposition of See Item 8 of each cover page. See also Item 4(a) above.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above.  To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the persons named in Item 4 above and the partners, members, affiliates and equityholders of the Reporting Persons and of the other persons named in Item 4 above has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
Not Applicable.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certification.
Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2015

Fillmore CCA Investment, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Director

Fillmore CCA Holdings I, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

Fillmore CCA (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

Fillmore CCA Supplemental TE (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

Filmore CCA TE (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel

Title: Chief Operating Officer

Fillmore CCA TE-A (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners II FF, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners Supplemental II, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA 2010 Co-Invest 2, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA 2010 Co-Invest, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA Co-Invest 2, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA Co-Invest, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners II GP, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners Supplemental II GP, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners II Co-Invest GP, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer